EX 99 to Nano Mask, Inc Form 8-K filed 1-24-13

Nano Mask Names Dr. Hassan Bennani to Board of Directors

FISHKILL, N.Y., Jan. 24, 2013 /PRNewswire/ -- Nano Mask, Inc., (NANM), a materials technology development company focused on health and wellness related markets, today announced that it has appointed Hassan Bennani, MD, to its Board of Directors.

Dr. Bennani is the co-founder and CEO of KellBenx, Incorporated, a closely held Long Island, NY based biotechnology company focused on women's healthcare, concentrating on the development of a patented breakthrough non-invasive prenatal diagnostic (NIPD) for analyzing genetic disorders and a patent pending breakthrough test to determine a woman's risk of preterm delivery.

Dr. Bennani was previously the head of business development at Lenetix, a women's health focused lab acquired by Bio-Reference Laboratories.  Prior to that, Dr. Bennani was a Vice President of Sales and Marketing for Adeza Biomedical Corporation, which was acquired by Hologic.

"I am excited about joining forces with Nano Mask, which has assembled an impressive hospital textile product portfolio that can grow its sales significantly over the next few years," said Dr. Bennani, who went on to add, "I am confident that the industry contacts that I have made over the course of my career, especially in international markets, will be very receptive to Nano Mask's products."

"Dr. Bennani's extensive experience and network make him ideally suited to help promote our products both in the United States and internationally," said Edward Suydam, President and CEO, Nano Mask Inc.

About Nano Mask, Inc.

We are a healthcare product development and distribution company providing innovative and cost effective emergency and critical care and infection control products to a variety of market segments within the healthcare industry. Our customers range from hospitals, emergency services, surgery centers, long-term care facilities, nursing homes and other clinical settings throughout the healthcare continuum.

Forward-looking Statement

This release may contain statements that are forward-looking. Such statements are made based upon current expectations that are subject to risk and uncertainty. Specifically, any unforeseen delays in manufacturing and distribution may affect sales of NMI products. NMI does not undertake to update forward-looking statements in this news release to reflect actual results of and changes in assumptions or changes in other factors affecting such forward-looking information. The actual future plans and results of the company could differ significantly from such forward-looking statements.

Contact:

For further information:
Ed Suydam (914) 760-7857 eds@nmihealth.com